                                                  ------------------------------
                                                           OMB APPROVAL
[X] Check this box if no longer                   ------------------------------
    subject to Section 16. Form 4 or              OMB Number           3235-0287
    Form 5 obligations may continue.              Expires:               pending
    See Instruction 1(b).                         Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Canadian Imperial Bank of Commerce ("CIBC")
________________________________________________________________________________
   (Last)                           (First)             (Middle)

Commerce Court West, 199 Bay Street
________________________________________________________________________________
                                    (Street)

Toronto, Ontario, Canada M5L 1A2
________________________________________________________________________________
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

GoAmerica, Inc ("GOAM")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

Not applicable.
________________________________________________________________________________
4.   Statement for Month/Year

January/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Class A Common Stock, $.01 par value   1/3/02      S                60,000        D     $2.28   5,106,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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Class A Common Stock, $.01 par value   1/4/02      S                40,000        D     $2.19   5,066,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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Class A Common Stock, $.01 par value   1/9/02      S                20,000        D     $2.18   5,046,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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Class A Common Stock, $.01 par value   1/9/02      S               260,000        D     $2.34   4,786,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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Class A Common Stock, $.01 par value   1/10/02     S               125,000        D     $2.25   4,661,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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Class A Common Stock, $.01 par value   1/11/02     S                85,000        D     $2.26   4,576,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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Class A Common Stock, $.01 par value   1/14/02     S             1,410,000        D     $1.96   3,166,132     I       Held by
                                                                                                                      subsidiary
                                                                                                                      CIBC WMV Inc.
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* CIBC WMV Inc., a wholly-owned indirect subsidiary of the reporting person, beneficially owned shares of common stock received after mandatory conversion of its Series A Preferred Stock upon the closing of the initial public offering of the issuer.

                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

/s/ David J. Stagg                                         February 13, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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